Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 3, 2023, with respect to the consolidated financial statements of Almacenes Éxito S.A. and subsidiaries, included herein and to the reference to our firm under the heading “Experts”.

/s/ KPMG S.A.S.

Medellín, Colombia

July 3, 2023